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                                                                    Exhibit 5



                               September 29, 1997

Dycom Industries, Inc.
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, Florida

     Re: Registration Statement on Form S-3 (Registration No. 333-________) of Dycom Industries, Inc.

Dear Sir or Madam:

         We serve as counsel to Dycom Industries, Inc, a Florida corporation (the "Company"). We have reviewed the referenced registration statement relating to the sale by the Company of up to 1,573,378 shares of the Company's voting common stock, $.33 1/3 par value (the "Shares"). It is our opinion that the Shares have been duly and validly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion in the referenced registration statement and to the reference to our opinion under the caption "Legal Matters" in the prospectus constituting part of the registration statement.

                                   Sincerely,



                                   Chopin, Miller & Yudenfreund

CMY/bj